Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the ordinary shares, no par value per share, of National Energy Services Reunited Corp. and further agree to the filing of this agreement as an exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13D.

Date: June 18, 2018

WAHA CAPITAL PJSC

By:	/s/ Michael Raynes
Name: Michael Raynes
Title: Chief Executive Officer

WAHA ENERGY LIMITED

By:	/s/ Michael Raynes
Name: Michael Raynes
Title: Director

NESR SPV LIMITED

By:	/s/ Michael Raynes
Name: Michael Raynes
Title: Director